Exhibit 10.2

531 South Main St. Greenville, SC 29601 864.282.1667 direct 864.282.1675 fax charles.arndt@rbc.com

May 24, 2007

Ms. Nancy Hedrick

Mr. David Dechant

Computer Software Innovations, Inc.

900 East Main St., Suite T

Easley, SC 29640

Dear Nancy and David:

RBC Centura Bank (“Bank”) is pleased to extend this commitment to extend the maturity date of the current Revolving Facility (the “Loan”) as described in this letter to the Borrower identified below. The extension of the Loan will be made on the terms and conditions set forth in this letter and any attachments to this letter. Bank’s commitment set forth in this letter shall be referred to as the “Commitment” and this letter shall be referred to as the “Commitment Letter.” Any capitalized terms shall have the meanings ascribed to them in the Amended and Restated Loan and Security Agreement dated January 2, 2007 and the Commercial Promissory Note dated January 2, 2007 related to this Loan.

1. General Terms.

Borrower	Computer Software Innovations, Inc. otherwise known as “CSI Technology Outfitters,” a Delaware Corporation.

Loan Amount	Up to Five Million Five Hundred Thousand Dollars ($5,500,000) as shown below.

Type of Loan	“Revolving Facility” – a revolving loan of up to Five Million Five Hundred Thousand Dollars ($5,500,000).

Purpose of Loan	The Revolving Facility shall be used to fund short-term working capital purposes of Borrower.

Interest Rate	Revolving Facility – Variable rate equal to “LIBOR” plus 250 basis points.

Payment Terms	Revolving Facility – Interest only monthly, maturing on 9-15-07. On or before maturity, Bank will make a “best effort” to provide a multi-year facility. Any renewal or extension will be based on Bank’s favorable review of Borrower’s financial performance.

Loan Advances	Revolving Facility - Advances under the Revolving Facility shall be based on a borrowing base and a certified borrowing base report. Bank will make advances to Borrower provided the outstanding balance under the Revolving Facility does not exceed the lesser of (i) the borrowing base which shall be comprised of eighty percent (80%) of Eligible Accounts, or (ii) the available amount under revolving facility.

“Eligible Accounts” means accounts of the Borrower, in which Borrower has the right to grant a

Computer Software Innovations, Inc.

May 24, 2007

security interest to Bank, that are in existence and have arisen in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in the Amended and and Restated Loan and Security Agreement dated January 2, 2007, the Commercial Promissory Note dated January 2, 2007 related to this Loan, and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days’ prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (i) the portion of accounts outstanding more than ninety days (90) after billing date (e-rate accounts shall be allowed to age up to one hundred twenty (120) days, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) amount of all holdback, contra account or rights of setoff on the part of any account debtor, (vi) accounts of non-U.S. debtors, or (vii) any accounts which the Bank has previously advised to be ineligible. Exceptions may be granted to the above exclusions on a case by case basis.

Collateral	The Loan will be secured by valid, enforceable and perfected first priority liens and security interests in the following (“Collateral”): all of Borrower’s assets and property, including (without limitation) all of Borrower’s real estate, furniture, fixtures, equipment, accounts and accounts receivable, documents, instruments, securities and deposit accounts, equipment and machinery, and intangibles. The Loan will also be secured by valid, enforceable and perfected first priority liens and security interests in Borrower’s intellectual property, to the extent that such perfection and priority can be attained by the filing of financing statements with the South Carolina Secretary of State.

Fees and Expenses	No fee.

2. Covenants.

Financial Covenants	All financial covenants shall remain in place and enforceable.

Operating Covenants	Without prior written consent of the Bank, limitations on Borrower typically include, but are not limited to the following: Additional indebtedness (excluding approved acquisition debt), liens and security interests, loans, leases, excess compensation, reorganization, investments, repayment of subordinated debt, and acquisitions.

3. Other Conditions.

Reporting

“Monthly Financial Reporting” to be submitted no later than the 25th of each calendar month, and will include, for the prior month:

1) Company prepared income statement, balance sheet, cash flow statement;

2) Accounts Receivable aging and Borrowing Base report;

“Annual Financial Reporting” will include:

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May 24, 2007

1) Audit report for previous fiscal year, delivered within 120 days;

2) Budget, delivered within 30 days of fiscal year end;

3) Projections, operating plans, or other financial information (generally prepared by Borrower in the ordinary course of business) as Bank may reasonably request from time to time.

Banking Relationship	The Borrower agrees to maintain its principal depository, operating accounts, and lockbox accounts with Bank. Borrower agrees to transfer such accounts held outside of the Bank to RBC Centura.

Additional Requirements	Borrower shall satisfy all such other terms and conditions as Bank and its counsel deem necessary to ensure, among other things, the proper documentation of the Loan, the perfection of the liens and security interests in the Collateral and compliance with all laws and regulations applicable to Bank or Borrower relative to this proposal.

This commitment letter supercedes and replaces any prior discussions, term sheets or commitment letters relating to the terms of the extension of the Loan only. This commitment, when accepted, shall constitute the entire agreement between Borrower and Bank concerning the terms of the extension of the Loan only, and it may not be altered or amended unless agreed to in writing by Bank, or otherwise modified by the Loan Documents. The terms contained in this commitment letter shall be embodied in a Modification Agreement to be executed and delivered by Bank and Borrower. The terms of the Modification Agreement, and, to the extend unmodified, of the Amended and Restated Loan and Security Agreement dated January 2, 2007 and the Commercial Promissory Note dated January 2, 2007 relating to this Loan, shall supersede and replace the terms of this commitment letter. To the extent of an irreconcilable conflict between this commitment letter and the Loan Documents, the terms of the Loan Documents shall prevail.

Please indicate your acceptance of this commitment and the terms and conditions contained herein by executing the acceptance below and returning the executed letter to Bank. RBC Centura Bank would like to express our appreciation for the opportunity you have given us to be of service. We look forward to working with you in connection with the Loan.

Sincerely,

RBC CENTURA BANK

By:	/s/ Charles H. Arndt
Charles H. Arndt
Market Executive – Upstate SC

ACCEPTED AND AGREED TO:

Borrower:

Computer Software Innovations, Inc.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer